UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
UNDER THE SECURITIES EXCHANGE ACT OF 1934

____Animal Health International, Inc.*___
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

03525N109
(CUSIP Number)

 December 31, 2007
(Date of Event Which Requires Filing of this Statement)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

[__] Rule 13d-1(b)
[__] Rule 13d-1(c)
[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










1.
NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

James C. Robison
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)  [  ]
(b)  [  ]
3.
SEC USE ONLY
4.
CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.
SOLE VOTING POWER    1,457,383

6.
SHARED VOTING POWER   -0-

7.
SOLE DISPOSITIVE POWER    1,457,383

8.
SHARED DISPOSITIVE POWER   --0--
9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,457,383  shares

10.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES  (SEE INSTRUCTIONS)
11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.0% (1)
12.
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN


(1)  Based on 24,329,670 shares of common stock of Animal Health
International, Inc. (the "Issuer") reported to be outstanding as of January 23, 2008 in the Quarterly Report on Form 10-Q filed by the Issuer with the Securities and Exchange Commission on February 7, 2008.


Item 1(a).	Name of Issuer:

		Animal Health International, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices:

		7 Village Circle, Suite 200
       Westlake, Texas  76262

Item 2(a).	Name of Person Filing:

		James C. Robison

Item 2(b).	Address of Principal Business Office or, if None, Residence:

           7 Village Circle, Suite 200
		Westlake, Texas  76262

Item 2(c).	Citizenship:

             United States

Item 2(d).	Title of Class of Securities:

		Common Stock, $0.01 per share

Item 2(e).	CUSIP Number:

		03525N109

Item 3.		Not applicable.


Item 4.		Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned: 1,457,383 shares of Common Stock

(b)	Percent of class:  6.0%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:  1,457,383

(ii) Shared power to vote or to direct the vote:  -0-

(iii) Sole power to dispose or to direct the
disposition of:  1,457,383

(iv) Shared power to dispose or to direct the disposition of: -0-


Item 5.		Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.		Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.		Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on by the Parent Holding
Company.

Not applicable.

Item 8.		Identification and Classification of Members of the Group.

Not applicable.

Item 9.		Notice of Dissolution of Group.

             Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2008
Date


/s/ James C. Robison
Signature

James C. Robison
Name/Title



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LIBC/2689297.1


LIBC/2689297.1


CUSIP No. 270006109

	13G

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